Exhibit 23.1
Consent of Independent Auditor

Consent of Independent Accounting Firm

Value Consulting Corp.

Howell, MI

We hereby consent to the incorporation by reference in this Form SB-2 of our report dated January 5, 2006, relating to the audited financial statements of Value Consulting Corp., for the year ended December 31, 2005.

Robert L. White & Associates, Inc.

Robert L. White, CPA
January 20, 2006